Registration Nos. 333-197693

333-138742

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8

Registration Statement No. 333-197693

and Post-Effective Amendment No. 2

to

Form S-8

Registration Statement No. 333-138742

UNDER

THE SECURITIES ACT OF 1933

CAPELLA EDUCATION COMPANY

(Exact name of registrant as specified in its charter)

Minnesota	41-1717955
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

225 South Sixth Street, 9th Floor

Minneapolis, Minnesota 55402

(Address of Principal Executive Offices and Zip Code)

Capella Education Company 2014 Equity Incentive Plan

Capella Education Company 2005 Stock Incentive Plan

(Full title of the plans)

Daniel W. Jackson

Vice President, Chief Financial Officer and Treasurer

2303 Dulles Station Boulevard

Herndon, VA 20171

(Name and address of agent for service)

(703) 247-2500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

DEREGISTRATION OF SECURITIES

Capella Education Company (the “Company”) is filing with the Securities and Exchange Commission (the “Commission”) this Post-Effective Amendment (the “Post-Effective Amendment”) in connection with the following Registration Statements on Form S-8 (the “Registration Statements”):

•	Registration Statement on Form S-8 (No. 333-197693), filed with the Commission on July 29, 2014, pertaining to the registration of 1,310,888 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Capella Education Company 2014 Equity Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-138742), filed with the Commission on November 15, 2006 (the “2006 Registration Statement”), pertaining to the registration of 3,013,000 shares of the Company’s Common Stock, issuable pursuant to the Capella Education Company 2005 Stock Incentive Plan, of which 830,888 shares were previously deregistered pursuant to Post-Effective Amendment No. 1 to the 2006 Registration Statement, filed with the Commission on July 29, 2014.

On August 1, 2018, pursuant to that certain Agreement and Plan of Merger, dated as of October 29, 2017 (the “Merger Agreement”), by and among the Company, Strayer Education, Inc. (“Strayer”), a Maryland corporation, and Sarg Sub Inc. (“Merger Sub”), a Minnesota corporation and wholly owned subsidiary of Strayer, the Company completed its previously announced merger (the “Merger”) with Strategic Education, Inc. (“SEI”) (f/k/a Strayer Education, Inc.), whereby Merger Sub merged with and into the Company and the Company, as the surviving corporation in the Merger, became a wholly owned subsidiary of SEI.

In connection with the Merger, and except as provided otherwise in the Merger Agreement, certain outstanding options to purchase shares of Common Stock and restricted stock units (including any “market stock units” and “performance stock units”) covering shares of Common Stock will be assumed by SEI and converted into a comparable SEI award based on the exchange ratio set forth in the Merger Agreement but otherwise on the same terms and conditions. Consequently, in connection with the Merger, the Company is terminating all offerings of its securities pursuant to the Registration Statements. This Post-Effective Amendment to the Registration Statements is being filed to deregister any and all securities previously registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Herndon, state of Virginia, on August 1, 2018.

CAPELLA EDUCATION COMPANY

By:	/s/ Daniel W. Jackson
Daniel W. Jackson
Vice President, Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.